Exhibit 16
May 15, 2006
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of Form 8-K dated May 15, 2006, of First Community Bancshares, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph, insofar as it relates to our firm, and the second, third, fourth and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania